Exhibit 2.n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (No. 333-208637) of Gladstone Capital Corporation of our reports dated November 21, 2016 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting and the senior securities table of Gladstone Capital Corporation, which appear in such Registration Statement. We also consent to the reference to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

December 22, 2016